Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form F-4 (Amendment No. 4) of our report dated February 28, 2023 with respect to the audited financial statements of Technology & Telecommunication Acquisition Corporation (the “Company”) as of November 30, 2023 and 2022, and for the years ended November 30, 2023 and 2022. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

March 27, 2024